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Exhibit 23.1

        The accompanying consolidated financial statements give effect to a 591-for-one split of the common stock of Accuride Corporation which will take place on the effective date of the offering. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 591-for-one split of the common stock of Accuride Corporation described in Note 18 to the consolidated financial statements and assuming that from February 18, 2005 to the date of such completion no other material events have occurred that would affect the consolidated financial statements or required disclosure therein.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        "We consent to the use in this Amendment No. 2 to Registration Statement No. 333-121944 of Accuride Corporation of our report dated February 4, 2005 (February 18, 2005 as to Notes 6 and 17 and April     , 2005 as to Note 18) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings "Selected Historical Consolidated Financial and Other Data of Accuride" and "Experts" in such Prospectus.

Indianapolis, Indiana
April    , 2005"

/s/  DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Indianapolis, Indiana
March 31, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM